                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT



           Pursuant to Section 13 or 15(d) of the Securities Exchange
                                   Act of 1934

                Date of Report (Date of earliest event reported):
                                 October 2, 1997



                                  ADVOCAT INC.
             (Exact name of registrant as specified in its charter)


   Delaware                          1-12996                        62-1559667
----------------                  ------------                  ----------------
(State of other                   (Commission                   (I.R.S. Employer
jurisdiction of                   File Number)                   Identification
incorporation)                                                       Number)


          277 Mallory Station Road, Suite 130 Franklin, Tennessee 37067
          -------------------------------------------------------------
                    (Address of principal executive offices)


                                 (615) 771-7575
                                 --------------
              (Registrant's telephone number, including area code)


                                 Not applicable
                                 --------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

--------------------------------------------------------------------------------

Those portions of Item 7 (Financial Statements and Exhibits) of the Current Report on Form 8-K filed on October 16, 1997, are amended and restated in their entirety as follows:

                                                                                                 Page
                                                                                                Number:
                                                                                                -------
(b)     Financial Statements of Business Acquired

        (i)   Audited combined balance sheets of Pierce Management Group as of
              September 30, 1995 and 1996, and the related audited combined statements of operations and cash flows for the nine months ended
              September 30, 1995 and the year ended September 30, 1996                           5

        (ii)  Unaudited combined balance sheet of Pierce Management Group as of
              June 30, 1997, and the related unaudited combined statements of operations and cash flows for the nine months ended June 30, 1996
              and 1997                                                                           5


(b)     Pro Forma Financial Information

        (i)   Introductory information.                                                         15

        (ii)  Unaudited pro forma selected statement of income data of Advocat Inc. for
              the year ended December 31, 1996 and the six months ended June 30, 1997           16

       (iii)  Unaudited pro forma selected balance sheet data of Advocat Inc. as of June
              30, 1997                                                                          18

Item 7.       Financial Statements and Exhibits.

                                                                                                 Page
                                                                                                Number:
                                                                                                -------


       (a)    Financial Statements of Business Acquired

              (i)   Audited combined balance sheets of Pierce Management Group as of
                    September 30, 1996 and 1997, and the related audited combined statements of operations and cash flows for the nine months ended
                    September 30, 1995 and the year ended September 30, 1996.                    5


              (ii)  Unaudited combined balance sheet of Pierce Management Group as of
                    June 30, 1996, and the related unaudited combined statements of operations and cash flows for the nine months ended June 30, 1996
                    and 1997.                                                                    5

       (b)    Pro Forma Financial Information

              (i)   Introductory information                                                    15

              (ii)  Unaudited pro forma selected statement of income data of Advocat
                    Inc. for the year ended December 31, 1996 and the six months
                    ended June 30, 1997.                                                        16

              (iii) Unaudited pro forma selected balance sheet data of Advocat Inc. as
                    of June 30, 1997.                                                           18

       (c)    Exhibits.  The exhibits filed as a part of this Report are listed in the
              Index to Exhibits immediately following the signature page.


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pierce Management Group:

     We have audited the accompanying combined balance sheets of PIERCE MANAGEMENT GROUP (See Note 1) as of September 30, 1995 and 1996, and the related combined statements of operations and cash flows for the nine months ended September 30, 1995 and the year ended September 30, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pierce Management Group as of September 30, 1995 and 1996, and the results of their operations and their cash flows for the nine months ended September 30, 1995 and the year ended September 30, 1996 in conformity with generally accepted accounting principles.


                                         Arthur Andersen LLP


Nashville, Tennessee
July 24, 1997

                            PIERCE MANAGEMENT GROUP

                            COMBINED BALANCE SHEETS

                                                              SEPTEMBER 30,
                                                       ---------------------------     JUNE 30,
                                                           1995           1996           1997
                                                       ------------   ------------   ------------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................  $    925,649   $    721,900   $    588,903
  Resident accounts receivable.......................       711,064        342,141        216,252
  Other accounts receivable..........................         9,800          9,000          9,400
  Accounts receivable -- officers....................        22,955         41,809         32,382
  Inventory..........................................        57,683         52,442         53,426
  Prepaid expenses...................................        28,650         10,501          5,830
                                                       ------------   ------------   ------------
          Total current assets.......................     1,755,801      1,177,793        906,193
                                                       ------------   ------------   ------------
PROPERTY AND EQUIPMENT:
  Land...............................................     1,582,495      1,576,345      1,576,345
  Buildings..........................................    40,084,767     40,903,219     40,903,219
  Equipment, furniture and fixtures..................     4,774,422      5,042,221      5,049,986
  Vehicles...........................................     1,128,120      1,241,923      1,241,923
  Leasehold improvements.............................       483,546        483,546        483,546
                                                       ------------   ------------   ------------
                                                         48,053,350     49,247,254     49,255,019
  Less accumulated depreciation......................   (10,690,902)   (13,307,056)   (14,930,568)
                                                       ------------   ------------   ------------
          Net property and equipment.................    37,362,448     35,940,198     34,324,451
                                                       ------------   ------------   ------------
OTHER ASSETS:
  Deferred financing costs, net......................       188,109        579,142        534,142
  Other assets.......................................        47,328         24,946         46,353
                                                       ------------   ------------   ------------
          Total other assets.........................       235,437        604,088        580,495
                                                       ------------   ------------   ------------
TOTAL ASSETS.........................................  $ 39,353,686   $ 37,722,079   $ 35,811,139
                                                       ============   ============   ============

                                   LIABILITIES AND INVESTMENT
CURRENT LIABILITIES:
  Notes payable......................................  $         --   $    238,000   $    338,135
  Notes payable -- officers..........................        36,319         90,567         90,567
  Current maturities of long-term debt...............     3,753,751      1,085,307      1,465,374
  Accounts payable...................................     1,200,415        526,706        639,639
  Accrued payroll....................................       551,110        629,943        592,076
  Other accrued expenses.............................       566,777        665,258        461,863
                                                       ------------   ------------   ------------
          Total current liabilities..................     6,108,372      3,235,781      3,587,654
                                                       ------------   ------------   ------------
LONG-TERM DEBT:
  Long-term debt, net of current maturities..........    31,985,697     40,453,882     41,405,504
                                                       ------------   ------------   ------------
INVESTMENT (DEFICIT) BY PIERCE MANAGEMENT GROUP......     1,259,617     (5,967,584)    (9,182,019)
                                                       ------------   ------------   ------------
TOTAL LIABILITIES AND INVESTMENT BY PIERCE MANAGEMENT
  GROUP..............................................  $ 39,353,686   $ 37,722,079   $ 35,811,139
                                                       ============   ============   ============

The accompanying notes to combined financial statements are an integral part of these balance sheets.

                            PIERCE MANAGEMENT GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                               NINE MONTHS                        NINE MONTHS ENDED
                                                  ENDED        YEAR ENDED             JUNE 30,
                                              SEPTEMBER 30,   SEPTEMBER 30,   -------------------------
                                                  1995            1996           1996          1997
                                              -------------   -------------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
REVENUE:
  Net resident revenue......................   $17,811,910     $25,752,879    $19,036,363   $18,996,830
  Other revenue.............................       139,752         373,387        310,421       106,603
                                               -----------     -----------    -----------   -----------
          Total revenue.....................    17,951,662      26,126,266     19,346,784    19,103,433
                                               -----------     -----------    -----------   -----------
EXPENSES:
  Operating.................................    11,016,709      16,177,071     11,938,578    11,646,331
  General and administrative................     1,084,852       1,663,597      1,255,856     1,151,390
  Rent......................................       580,137         799,039        518,976       603,689
  Depreciation and amortization.............     1,494,009       2,296,331      1,690,909     1,720,089
  Interest..................................     2,273,940       3,093,027      2,295,870     2,506,329
                                               -----------     -----------    -----------   -----------
          Total expenses....................    16,449,647      24,029,065     17,700,189    17,627,828
                                               -----------     -----------    -----------   -----------
INCOME BEFORE INCOME TAXES..................   $ 1,502,015     $ 2,097,201    $ 1,646,595   $ 1,475,605
                                               ===========     ===========    ===========   ===========
PRO FORMA NET INCOME
  (UNAUDITED, See Note 1):
  Income before income taxes................   $ 1,502,015     $ 2,097,201    $ 1,646,595   $ 1,475,605
  Pro forma provision for income taxes .....       600,806         838,880        658,638       590,242
                                               -----------     -----------    -----------   -----------
  Pro forma net income......................   $   901,209     $ 1,258,321    $   987,957   $   885,363
                                               ===========     ===========    ===========   ===========

The accompanying notes to combined financial statements are an integral part of these statements.

                            PIERCE MANAGEMENT GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                               NINE MONTHS
                                                  ENDED        YEAR ENDED     NINE MONTHS ENDED JUNE 30,
                                              SEPTEMBER 30,   SEPTEMBER 30,   ---------------------------
                                                  1995            1996            1996           1997
                                              -------------   -------------   ------------   ------------
                                                                              (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income before income taxes................   $ 1,502,015     $ 2,097,201     $ 1,646,595    $ 1,475,605
  Adjustments to reconcile income before
     income taxes to cash provided by
     operating activities:
     Amortization and depreciation..........     1,494,009       2,296,331       1,690,909      1,720,089
     Changes in operating assets and
       liabilities:
       Accounts receivable..................      (859,877)        369,723         275,258        125,489
       Accounts receivable -- officer.......       (22,955)        (18,854)         (9,427)         9,427
       Other assets.........................       (86,326)         45,772        (524,358)       (17,720)
       Other liabilities....................     1,323,392        (496,395)       (597,963)      (128,329)
                                               -----------     -----------     -----------    -----------
          Total adjustments.................     1,848,243       2,196,577         834,419      1,708,956
                                               -----------     -----------     -----------    -----------
          Net cash provided by operating
            activities......................     3,350,258       4,293,778       2,481,014      3,184,561
                                               -----------     -----------     -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......      (106,119)       (781,123)       (585,843)        (7,765)
                                               -----------     -----------     -----------    -----------
          Net cash used by investing
            activities......................      (106,119)       (781,123)       (585,843)        (7,765)
                                               -----------     -----------     -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Financing costs...........................            --        (483,991)             --        (51,577)
  Proceeds from issuance of long-term
     debt...................................     4,705,672       7,726,178       7,726,178      2,121,115
  Proceeds from loans from officers.........        36,319          54,248          27,124             --
  Principal payments on long-term debt......    (4,616,246)     (1,688,437)     (1,266,329)      (689,291)
  Return of investment to Pierce Management
     Group..................................    (2,621,364)     (9,324,402)     (8,482,368)    (4,690,040)
                                               -----------     -----------     -----------    -----------
          Net cash used by financing
            activities......................    (2,495,619)     (3,716,404)     (1,995,395)    (3,309,793)
                                               -----------     -----------     -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................       748,520        (203,749)       (100,224)      (132,997)
CASH AND CASH EQUIVALENTS, beginning of
  year......................................       177,129         925,649         925,649        721,900
                                               -----------     -----------     -----------    -----------
CASH AND CASH EQUIVALENTS, end of year......   $   925,649     $   721,900     $   825,425    $   588,903
                                               ===========     ===========     ===========    ===========
SUPPLEMENTAL INFORMATION:
  Cash payments of interest.................   $ 2,246,288     $ 3,143,095     $ 2,328,397    $ 2,535,051
                                               ===========     ===========     ===========    ===========

NON-CASH TRANSACTIONS:

     The Group assumed debt of $361,962, $180,010, $180,010 (unaudited) and $0 (unaudited), respectively, in connection with the acquisition of furniture, fixtures and vehicles in the nine months ended September 30, 1995, the year ended September 30, 1996 and the nine months ended June 30, 1996 and 1997.

     Certain assets with a net book value totaling $10,487,613 were contributed to the Group to form a new partnership in 1995.

     The Group refinanced notes payable of $0, $31,912,940, $31,912,940 (unaudited), and $1,146,708 (unaudited), respectively, during the nine months ended September 30, 1995, the year ended September 30, 1996 and the nine months ended June 30, 1996 and 1997.

     The Group has not made payments of income taxes because the entities were not taxed at the corporate level and Pierce did not require the entity to pay income taxes as if the Group were a separate entity. If the Group had been a separate, tax paying entity, the current income taxes which would have been paid to Pierce totaled $600,806, $838,880, $658,638 (unaudited) and $590,242
(unaudited), respectively, for the nine months ended September 30, 1995, the year ended September 30, 1996 and the nine months ended June 30, 1996 and 1997.

     The accompanying notes to combined financial statements are an integral part of these statements.

                            PIERCE MANAGEMENT GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1995 AND 1996

1.  ORGANIZATION AND BACKGROUND

     The combined financial statements include the accounts of Pierce Management Group (the "Group"). The Group has been operated by entities owned or controlled by Mr. A. Steve Pierce and members of his family (collectively "Pierce"). The Group includes Pierce operations that are subject to a transaction with Advocat Inc. ("Advocat"), whereby Advocat will acquire certain assets and liabilities of this business from Pierce pursuant to an asset purchase agreement and will lease certain facilities pursuant to a master lease agreement. The accompanying combined financial statements reflect the financial position and results of operations and cash flows of the business to be acquired by Advocat. See Note 10.

     The accompanying combined financial statements of the Group reflect the operations on a historical cost basis under the Pierce ownership structure. The historical ownership of the Group includes S corporations, limited liability corporations and partnerships. The accompanying combined statements of operations are presented before income taxes. On a supplemental basis, unaudited pro forma net income has been presented using an assumed corporate tax rate of 40%.

     The Group is engaged primarily in providing assisted living services to the elderly in a number of assisted living centers operated in North Carolina. The Group generally consists of operating entities that provide services to elderly residents, ownership entities that own and lease assisted living centers to the operating entities and a management company that provides management services to the operating and ownership entities. In addition, the Group includes a company that sells supplies and materials to the operating entities. The operating entities are licensed by the state of North Carolina. Payment for the care of elderly residents and others is received from third party payors (e.g, State/County Special Assistance for adult programs, Medicaid, insurance companies).

2.  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     Transactions between entities or operations included in the Group have been eliminated. See Note 6 for transactions between the Group and other Pierce entities.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on deposit with banks and all highly liquid investments with maturities of three months or less.

NET RESIDENT REVENUE

     Net resident revenue represents the net realizable amounts from patients, third-party payors and others for services rendered.

RESIDENT ACCOUNTS RECEIVABLE

     Resident accounts receivable represent amounts due from state agencies. Amounts due are fixed and have historically been paid in full by the agencies.

INVENTORIES

     Inventories consist primarily of food and kitchen supplies and are stated at the lower of cost or net realizable value, with cost being determined principally on the first-in, first-out basis.

                            PIERCE MANAGEMENT GROUP

INCOME TAXES

     The Group is comprised of several different legal entities. The Group operations are owned by entities that are not taxed at the corporate level (e.g., the owners, (shareholders, members, partners) are taxed instead of the entity). The accompanying combined statements of operations are presented before income taxes. On a supplemental basis, unaudited pro forma net income has been presented using an assumed corporate tax rate of 40%.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated over the estimated useful lives of the related assets utilizing the straight-line method for financial reporting purposes. Estimated useful lives are as follows:

Buildings...................................................  18-39 years
Equipment, furniture and fixtures...........................      7 years
Vehicles....................................................      5 years
Leasehold improvements......................................  31-39 years

     Interest incurred during construction periods is capitalized as part of the building cost. Maintenance and repairs are charged against income as incurred, and major betterments and improvements are capitalized. Property and equipment obtained through purchase acquisitions are stated at their fair value determined on the respective dates of acquisition.

     The Group has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." In accordance with SFAS No. 121, the Group evaluates the carrying value of its properties in light of each property's operational profitability.

DEFERRED FINANCING COSTS

     Financing costs are amortized over the term of the related debt.

DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents approximate fair value because of the short-term nature of these accounts and because they are invested in accounts earning market rates of interest. The carrying amount of the Group's debt approximates fair value because the interest rates approximate the current rates available to the Group and its individual facilities.

                            PIERCE MANAGEMENT GROUP

3.  NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable consist of credit lines obtained to finance short-term funding needs of certain properties. Notes payable consist of the following:

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                 1995         1996
                                                              -----------   --------
Bank, line of credit of $300,000, unsecured, interest
  payable monthly at 30 day LIBOR plus 1.95% adjusted
  monthly, principal due on demand. ........................  $        --   $ 71,500
Bank, line of credit of $500,000, unsecured, interest
  payable monthly at 8.25%, principal due on demand.........           --    166,500
                                                              -----------   --------
                                                              $        --   $238,000
                                                              ===========   ========

     Long-term debt includes notes payable that are secured by assets of the Group. Long-term debt consisted of the following:

                                                                  SEPTEMBER 30,
                                                            --------------------------
                                                               1995           1996
                                                            -----------    -----------
Real estate obligations, principal and interest due
  monthly, interest at 30 day LIBOR rate plus 1.95%,
  secured by first deeds of trust and first liens on some
  properties and second deeds of trust and second liens on
  other properties, guaranteed 50% by Steve and Mary L.
  Pierce, 12.8% by others. Balloon principal maturity due
  March 1, 2001. .........................................  $        --    $16,127,583

Real estate obligations, principal and interest due
  monthly, interest at a fixed rate of 7.8%, secured by
  deeds of trust on certain real property owned by the
  Group and personal property pledged under promissory
  notes, guaranteed 50% by Steve and Mary L. Pierce and
  1.5% by others. Balloon principal maturity due November
  30, 2000. ..............................................           --     21,912,056

Real estate obligations, principal and interest due
  monthly, interest at rates ranging from 7.6% to 12%,
  refinanced in November 1995, February 1996 and March
  1996. ..................................................   32,851,387             --

Real estate obligation, principal and interest due
  monthly, interest at a fixed rate of 7.5%, secured by
  deeds of trust on real property and liens on personal
  property, guaranteed 50% by Steve and Mary L. Pierce.
  Balloon principal maturity due March 12, 2001. .........           --      1,748,128

Real estate obligations, payable monthly at $15,921
  including interest at rates of 7.5% and prime +.25%,
  secured by deeds of trust on real property and
  guaranteed by Steve and Mary L. Pierce. Balloon
  principal maturity due June 10, 1998 and May 10,
  1999. ..................................................  $ 1,263,809    $ 1,176,676

                            PIERCE MANAGEMENT GROUP

                                                                  SEPTEMBER 30,
                                                            --------------------------
                                                               1995           1996
                                                            -----------    -----------
Notes payable on purchases of furniture, equipment,
  automobiles and other items, requiring monthly payments
  including principal and interest at rates from 6% to
  12%, generally secured by liens on the property. .......    1,624,252        574,746
                                                            -----------    -----------
          Total...........................................   35,739,448     41,539,189
          Less current portion............................   (3,753,751)    (1,085,307)
                                                            -----------    -----------
          Long-term portion...............................  $31,985,697    $40,453,882
                                                            ===========    ===========

     The note payable amounts included above reflect the portion of the Pierce notes payable which relate to the facilities subject to the transaction with Advocat.

     The promissory notes contain certain restrictive covenants as defined in the note agreements. At September 30, 1996, the Company was in compliance with such covenants.

     Principal payments for the Group on long-term debt for the next five years and thereafter beginning October 1, 1996 are as follows:

1997........................................................  $ 1,085,307
1998........................................................    1,592,063
1999........................................................      905,595
2000........................................................    2,761,234
2001........................................................   35,177,887
Thereafter..................................................       17,103
                                                              -----------
                                                              $41,539,189
                                                              ===========

4.  INVESTMENT (DEFICIT) BY PIERCE MANAGEMENT GROUP

     This investment (deficit) represents the equity investments in the Group by Pierce, the return of investment to Pierce, the historical accumulated earnings of the Group's operations, the effect of unpaid tax allocations and charges to Pierce, and advances of cash to and from Pierce for working capital requirements. The nature of the investment activity since inception includes cash transfers from the Group to Pierce or from Pierce to the Group. Those amounts fluctuated daily based on the cash receipts and cash requirements of the Group as the Group participated in the Pierce cash management programs.

     Pierce did not charge (pay) the Group interest for intercompany loans or investments. Generally, the equity varies day-to-day due to the differences between cash requirements and cash deposits on receipts from customers and third-party payors. The average investment (deficit) balance was $1,639,886 and ($1,990,730) in 1995 and 1996, respectively.

                            PIERCE MANAGEMENT GROUP

5.  RENT EXPENSE UNDER OPERATING LEASES

     The Group leases two assisted living centers under operating leases. The leases expire at various dates through 2001. Both leases have option renewal periods. Following is a schedule by years of minimum rentals under the lease agreements at September 30, 1996.

YEAR ENDING SEPTEMBER 30:
-------------------------
1997........................................................  $750,170
1998........................................................   750,170
1999........................................................   750,170
2000........................................................   750,170
2001........................................................   630,890

6.  RELATED PARTY TRANSACTIONS

     The Group leases an office building on a month-to-month basis from the stockholders of a corporation in the Group. The rent expense totaled $38,250 and $51,000 for the periods ending September 30, 1995 and 1996, respectively.

     The Group pays consulting fees to certain Pierce family members under consulting agreements. Consulting fees totaled $303,918 and $389,274 for the periods ending September 30, 1995 and 1996, respectively.

     The Group had receivables from officers of $22,955 and $41,809 as of September 30, 1995 and 1996, respectively.

     The Group had notes payable to officers of $36,319 and $90,567 as of September 30, 1995 and 1996, respectively. The notes payable to officers are unsecured advances with no interest charges or maturity dates.

7.  COMMITMENTS AND CONTINGENCIES

HEALTHCARE REGULATIONS

     The healthcare industry is subject to numerous laws and regulations of Federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and/or allegations concerning possible violations of fraud and abuse statutes and/or regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse statutes, as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretations as well as regulatory actions unknown or unasserted at this time.

LITIGATION

     There is certain litigation incidental to the Group's business, none of which, in management's opinion, would be material to the financial condition or results of operations of the Group.

REGULATORY MATTERS

     The Group at any one time is involved in appeal of penalties assessed in connection with alleged violation of regulatory rules. Those appeals are heard by the North Carolina Office of Administrative Hearings. It is the

                            PIERCE MANAGEMENT GROUP
opinion of legal counsel and management that penalties in the aggregate, if assessed, would not be material to the Group's financial position.

8.  PROFESSIONAL LIABILITY INSURANCE

     The Group maintains general and professional liability insurance with per claim coverage of $1,000,000 and aggregate coverage limits of up to $3,000,000. The Company is self-insured for the first $5,000 per occurrence and $25,000 in the aggregate for such claims. In addition, the Company maintains a $10,000,000 aggregate umbrella liability policy for claims in excess of the above limit.

9.  FINANCIAL STATEMENTS AT JUNE 30, 1996 AND 1997 (UNAUDITED)

     The financial statements of the Group for the nine months ended June 30, 1996 and 1997 included herein have been prepared by the Group's management, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments (consisting of only normally recurring accruals) necessary to present fairly the combined balance sheet at June 30, 1997 and the combined statements of operations and cash flows for the nine months ended June 30, 1996 and 1997.

10.  EVENTS SUBSEQUENT TO JUNE 30, 1997 (UNAUDITED)

     On July 23, 1997, Pierce entered into an agreement whereby Advocat agreed to purchase certain assets of the Group and Advocat agreed to lease certain facilities owned by the Group. The sales price is approximately $32 million. The transaction comprises the sale of 15 facilities and the leasing of an additional 14 facilities. The leases, with an initial term of 15 years, incorporate an option to purchase at fair market value after the first five years. The transaction closed effective October 1, 1997.

                                  ADVOCAT INC.

                       PRO FORMA SELECTED FINANCIAL DATA
                                  (UNAUDITED)

     Pursuant to an Asset Purchase Agreement dated July 23, 1997, as amended September 30, 1997, by and among the Registrant, and Pierce Management Group First Partnership, Pierce Management Group Third Partnership, Pierce Management Group Fourth Partnership, Pierce, Pierce & Hall Partnership, Pierce Management Group Fifth Partnership, Health Care Investments Partnership, Guy Pierce and Vann Pierce Partnership, Sentry Services LLC, GVC Sentry Services LLC, SCP Sentry Services LLC, SGP Sentry Services LLC, SVP Sentry Services LLC, VCP Sentry Services LLC, SVCP Sentry Services LLC, Sentry Care of Newport, Inc., Tri-City Haven, Inc., Glen Haven Center of Care, Inc., Kannapolis Village Rest Home, Pierce Hall Partnership, Health Care Investment, Inc., Midstate Properties, Inc., Commercial Inspection and Maintenance, Tarheel Institutional Brokerage, (collectively "Sellers") and A. Steve Pierce, Mary Lou Pierce, Guy S. Pierce, Jodi Pierce, C. Vann Pierce, Jacqueline W. Pierce, Candace Pierce Hammonds, William R. Hammonds, (collectively "Owners"), as assigned to a wholly-owned subsidiary of the Registrant, the Registrant acquired certain of the assets of the Sellers consisting of 15 assisted living facilities in North Carolina and entered into leases for an additional 14 assisted living facilities in North Carolina. The consideration for the acquisition totaled approximately $32,225,000 cash and assumed liabilities of approximately $220,000. The Registrant funded substantially all of the consideration by a bridge loan with banks.

     The unaudited pro forma statement of income data for the year ended December 31, 1996, and for the six months ended June 30, 1997 have been prepared based on the historical income statements of the Company, as adjusted to reflect the acquisition of the operations of the Group and the bridge financing, as if the acquisition had occurred and the bridge financing had been issued on January 1 of each respective year. The unaudited pro forma balance sheet data as of June 30, 1997 has been prepared based on the historical balance sheet of the Company, as adjusted to reflect the purchase of assets by the Company in connection with the transaction and the issuance of the bridge financing. The pro forma statement of income data may not be indicative of the future results of operations and what the actual results of operations would have been had the acquisition described above been effective January 1 of each respective year. The pro forma selected financial data should be read in connection with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and in connection with the historical financial information included in the Company's Report on Form 10-Q for the period ended June 30, 1997.

                                  ADVOCAT INC.

                       PRO FORMA STATEMENT OF INCOME DATA
                      FOR THE YEAR ENDED DECEMBER 31, 1996
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                PIERCE
                                                              MANAGEMENT
                                             ADVOCAT INC.      GROUP(a)     ADJUSTMENTS     PRO FORMA
                                             ------------     -----------   -----------     ---------
REVENUES:
  Patient and resident revenues..........      $161,929         $26,126      $     --       $188,055
  Management fees........................         4,152              --            --          4,152
  Interest income........................           156              --            --            156
                                               --------         -------      --------       --------
          Net revenues...................       166,237          26,126            --        192,363
                                               --------         -------      --------       --------
EXPENSES:
  Operating..............................       131,966          16,177          (266)(b)    147,877
  Lease..................................        14,441             799         3,164 (c)     18,404
  General and administrative.............         8,578           1,664          (421)(b)      9,821
  Depreciation and amortization..........         2,285           2,296          (850)(d)      3,731
  Interest...............................         1,591           3,093          (430)(e)      4,254
                                               --------         -------      --------       --------
          Total expenses.................       158,861          24,029         1,197        184,087
                                               --------         -------      --------       --------
INCOME BEFORE INCOME TAXES...............         7,376           2,097        (1,197)         8,276
PROVISION FOR INCOME TAXES...............         2,655             839          (479)(f)      3,015
                                               --------         -------      --------       --------
NET INCOME...............................      $  4,721         $ 1,258      $   (718)      $  5,261
                                               ========         =======      ========       ========
Average number of common and common
  equivalent shares outstanding..........         5,315                                        5,315
                                               ========                                     ========
EARNINGS PER SHARE.......................      $    .89                                     $    .99
                                               ========                                     ========

         The accompanying notes are an integral part of this statement.

                                  ADVOCAT INC.

                       PRO FORMA STATEMENT OF INCOME DATA
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   PIERCE
                                                                 MANAGEMENT
                                                  ADVOCAT INC.      GROUP     ADJUSTMENTS    PRO FORMA
                                                  ------------   ----------   -----------    ---------
REVENUES:
  Patient and resident revenues.................    $85,731       $12,663       $    --      $ 98,394
  Management fees...............................      1,875            --            --         1,875
  Interest......................................         74            --            --            74
                                                    -------       -------       -------      --------
          Net revenues..........................     87,680        12,663            --       100,343
                                                    -------       -------       -------      --------
EXPENSES:
  Operating.....................................     68,932         7,711          (133)(b)    76,510
  Lease.........................................      7,615           430         1,552 (c)     9,597
  General and administrative....................      4,719           788          (204)(b)     5,303
  Depreciation and amortization.................      1,333         1,147          (424)(d)     2,056
  Interest......................................      1,014         1,646          (295)(e)     2,365
                                                    -------       -------       -------      --------
          Total expenses........................     83,613        11,722           496        95,831
                                                    -------       -------       -------      --------
INCOME BEFORE INCOME TAXES......................      4,067           941          (496)        4,512
PROVISION FOR INCOME TAXES......................      1,464           377          (199)(f)     1,642
                                                    -------       -------       -------      --------
          NET INCOME............................    $ 2,603       $   564       $  (297)     $  2,870
                                                    =======       =======       =======      ========
Average number of common and common equivalent
  shares outstanding............................      5,330                                     5,330
                                                    =======                                  ========
EARNINGS PER SHARE..............................    $   .49                                  $    .54
                                                    =======                                  ========

         The accompanying notes are an integral part of this statement.

                                  ADVOCAT INC.

                          PRO FORMA BALANCE SHEET DATA
                                 JUNE 30, 1997
                           (UNAUDITED, IN THOUSANDS)

                                                                PIERCE
                                                    ADVOCAT   MANAGEMENT
                                                     INC.       GROUP      ADJUSTMENTS(g)   PRO FORMA
                                                    -------   ----------   --------------   ---------
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................  $ 3,013    $   589        $  (661)       $  2,941
  Accounts receivable, net of allowance for
     doubtful accounts............................   25,295        258           (258)        25,295
  Inventories.....................................      960         53            (53)           960
  Prepaid expenses and other......................    2,226          6             (6)         2,226
                                                    -------    -------        -------       --------
          Total current assets....................   31,494        906           (978)        31,422

PROPERTY AND EQUIPMENT, NET.......................   31,770     34,325           (695)        65,400
Deferred tax benefit..............................    6,114         --             --          6,114
Other assets......................................    4,198        580            370          5,148
                                                    -------    -------        -------       --------
                                                    $73,576    $35,811        $(1,303)       $108,084
                                                    =======    =======        =======       ========

                                             LIABILITIES
CURRENT LIABILITIES:
  Current portion of long-term debt...............  $   740    $ 1,894        $(1,894)      $    740
  Trade accounts payable..........................    8,418        640           (420)         8,638
  Accrued expenses................................    7,780      1,054         (1,054)         7,780
                                                    -------    -------        -------       --------
          Total current liabilities...............   16,938      3,588         (3,368)        17,158
                                                    -------    -------        -------       --------
NONCURRENT LIABILITIES:
  Long-term debt, less current portion............   22,863     41,405         (7,117)        57,151
  Other noncurrent liabilities....................    3,852         --             --          3,852
                                                    -------    -------        -------       --------
          Total noncurrent liabilities............   26,715     41,405         (7,117)        61,003
                                                    -------    -------        -------       --------
COMMITMENTS, CONTINGENCIES AND GUARANTEES

SHAREHOLDERS' EQUITY
  Preferred stock.................................       --         --             --             --
  Common stock....................................       53         --             --             53
  Paid-in capital.................................   15,083         --             --         15,083
  Pierce Investment (deficit).....................       --     (9,182)         9,182             --
  Retained earnings...............................   14,787         --             --         14,787
                                                    -------    -------        -------       --------
          Total shareholders' equity..............   29,923     (9,182)         9,182         29,923
                                                    -------    -------        -------       --------
                                                    $73,576    $35,811        $(1,303)      $108,084
                                                    =======    =======        =======       ========

         The accompanying notes are an integral part of this statement.

                                  ADVOCAT INC.

                   NOTES TO PRO FORMA SELECTED FINANCIAL DATA
                      DECEMBER 31, 1996 AND JUNE 30, 1997

(a) Includes the statement of income for the Pierce Management Group for the year ended September 30, 1996.
(b) Reflects the elimination of certain expenses associated with the owners of Pierce Management Group that will not be incurred by Advocat.
(c) Reflects the elimination of historical lease expense of the Pierce Management Group and the expected lease expense under the leases executed by Advocat.
(d) Reflects the adjustment of depreciation in connection with the projected purchase price allocation.
(e) Reflects additional interest expense as a result of the issuance of the bridge financing.
(f) Reflects adjustments to the income tax provision at statutory rates due to the change in pro forma income before taxes.
(g) Reflects the acquisition of the assets by Advocat along with the bridge financing incurred to fund the acquisition and the elimination of the assets, liabilities and equity not acquired or assumed by Advocat. The allocation of the purchase price is under review and subject to later adjustment. The bridge financing matures December 30, 1997. However, the Company expects to refinance the bridge note with long-term debt. As a result, the bridge financing has been classified as a long-term liability. The Company expects the long-term financing to be issued at an interest rate up to 1/2 percentage point higher than the bridge financing plus amortization of associated deferred financing costs.

                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        ADVOCAT INC.



                                        By:      /s/Mary Margaret Hamlett
                                                  ------------------------------

                                        Name:    Mary Margaret Hamlett

                                        Title:   Executive Vice President, Chief
                                                 Financial Officer and Secretary

Date:  November 13, 1997

                                  Exhibit Index

Exhibit No.
-----------

2.1               Asset Purchase Agreement dated July 23, 1997, by and among
                  Pierce Management Group First Partnership, Pierce Management
                  Group Third Partnership, Pierce Management Group Fourth
                  Partnership, Pierce, Pierce & Hall Partnership, Pierce
                  Management Group Fifth Partnership, Health Care Investments
                  Partnership, Guy Pierce And Vann Pierce Partnership, Sentry
                  Services LLC, GVP Sentry Services LLC, SCP Sentry Services
                  LLC, SGP Sentry Services LLC, SVP Sentry Services LLC, VCP
                  Sentry Services LLC, SVCP Sentry Services LLC, Sentry Care of
                  Newport, Inc., Tri-city Haven, Inc., Glen Haven Center of
                  Care, Inc., Kannapolis Village Rest Home, Pierce Hall
                  Partnership, Health Care Investments, Inc., Midstate
                  Properties, Inc., Commercial Inspection And Maintenance,
                  Tarheel Institutional Brokerage, (Collectively "Sellers") and
                  A. Steve Pierce, Mary Lou Pierce, Guy S. Pierce, Jodi Pierce,
                  C. Vann Pierce, Jacqueline W. Pierce, Candace Pierce Hammonds,
                  William R. Hammonds, (Collectively "Owners"), and Advocat
                  Inc., a Delaware corporation ("Buyer"), (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for quarter ended June 30, 1997).

2.2               Amendment No. 1 to Asset Purchase Agreement dated September
                  30, 1997 (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K filed October 16, 1997).